SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 25, 2005

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane

Santa Clara, California

95054

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2005, Integrated Silicon Solution Inc., a Delaware corporation (“ISSI”), announced the execution on such date of a Merger Agreement (the “Merger Agreement”) between Integrated Silicon Solution (Taiwan), Inc. (“ISSI-Taiwan”) and Integrated Circuit Solution, Inc. (“ICSI”). ISSI-Taiwan is incorporated under the laws of the Republic of China and is a wholly-owned subsidiary of ISSI. ICSI is incorporated under the laws of the Republic of China and its common stock is publicly traded in Taiwan. Prior to the transaction, ISSI owned approximately 29.1% of the outstanding shares of ICSI and approximately $3.6 million of convertible debentures of ICSI. Jimmy Lee and Hide Tanagami, directors of ISSI, are members of the Board of Directors of ICSI. Gary Fischer and Hide Tanagami, directors of ISSI, hold shares of common stock of ICSI in an aggregate amount equal to less than 0.05% of the outstanding shares of ICSI. Gary Fischer and Hide Tanigami also hold convertible debentures of ICSI with an aggregate principal amount of less than $80 thousand.

Pursuant to the Merger Agreement, ICSI will merge with ISSI-Taiwan with ISSI-Taiwan being the surviving company. The consideration to be paid by ISSI in connection with the merger is cash in the aggregate amount of approximately $69 million (excluding the value of the shares of ICSI held by ISSI prior to the transaction). The Merger Agreement has been approved by the boards of directors of ISSI, ISSI-Taiwan and ICSI and is subject to approval of the shareholders of ICSI, regulatory approvals and other customary closing conditions.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

2.1	Merger Agreement between Integrated Silicon Solution (Taiwan), Inc. and Integrated Circuit Solution, Inc. executed on January 25, 2005 (English translation filed pursuant to Rule 12b-12(d) of the Securities Exchange Act of 1934, as amended).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: January 27, 2005	/s/ GARY L.FISCHER
Gary L. Fischer
President, Chief Operating Officer and
Chief Financial Officer

INDEX TO EXHIBITS

2.1	Merger Agreement between Integrated Silicon Solution (Taiwan), Inc. and Integrated Circuit Solution, Inc. executed on January 25, 2005 (English translation filed pursuant to Rule 12b-12(d) of the Securities Exchange Act of 1934, as amended).